SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         POST EFFECTIVE AMENDMENT NO. 9

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             MIDDLESEX WATER COMPANY
                             -----------------------
             (Exact name of Registrant as specified in its charter)


New Jersey                                                   22-1114430
----------                                                   ----------
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                   1500 Ronson Road, Iselin, New Jersey 08830
                    (Address of principal executive offices)

                                  732-634-1500
              (Registrant's telephone number, including area code)

                                KENNETH J. QUINN
            Vice President, General Counsel, Secretary and Treasurer
                             Middlesex Water Company
                                1500 Ronson Road
                            Iselin, New Jersey 08830
                                  732-634-1500
           (Name, address, and telephone number of agent for service)


                                    Copy to:
                                PETER D. HUTCHEON
                           Norris, McLaughlin & Marcus
                            721 Route 202 & 206 North
                                   PO Box 1018
                            Somerville, NJ 08876-1018


The Post Effective Amendment filed herewith relates to Registration No. 33-11717 on Form S-3 filed by the registrant on December 12, 1991.

            The date of this Prospectus Supplement is April 26, 2005.



Dear Shareholder:

     Re:  Special 5% Discount Offer to DRIP Participants

This letter supplements certain information contained in the Prospectus dated January 25, 2000, (the "Prospectus") covering the Company's Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). It refers especially to the reduced purchase price provision covered in the answer to Question 25 of the Prospectus.

For a limited period of time, Middlesex Water Company is offering to sell shares of its Common Stock at a 5% discount to participants in the Plan. The offer applies to all purchases under the Plan made between June 1, 2005 and December 1, 2005, whether by Optional Cash Payment, Dividend Reinvestment or employee payroll deduction. To take advantage of this offer through Optional Cash Payments, the cash payment form attached to your statement of account, together with payment, must be received by the Agent (Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016) at least ten days prior to the end of any month so that your funds will be invested on the first business day of the next month. Please refer to the answer to Question 18 of the Prospectus.

The 5% reduction in price also will apply to dividends paid and reinvested on June 1, 2005 (to holders of record May 13, 2005). In addition, this discount will apply to any other dividends declared, paid and reinvested during the discount period.

During this reduction period, the price of stock will be 95% of the purchase price as described in the answer to Question 24 of the Prospectus.

If purchases are made at the reduced price and shares are then withdrawn from the Plan within six months after the purchase, you will be subject to a withdrawal fee equal to the original 5% purchase price reduction on all shares withdrawn.

You should refer to the Prospectus for details and other terms of the Plan. If you have any questions about this proposal or need an additional copy of the Prospectus, please call Kenneth J. Quinn, Vice President, General Counsel, Secretary and Treasurer of the Company. If you do not wish to participate in this offer, except for the reinvestment of dividends, no action is required on your part.

                                                     MIDDLESEX WATER COMPANY

                                                     /s/Dennis G. Sullivan
                                                     Dennis G. Sullivan
                                                     President

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant Certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Woodbridge, State of New Jersey on the 26th day of April, 2005.

                                      MIDDLESEX WATER COMPANY


                                      /s/A. Bruce O'Connor
                                      A. Bruce O'Connor
                                      Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed below by the following persons in the capacities and on the date indicated.

Title                                     Signature                       Date
-----                                     ---------                       ----


Chairman of the Board and            /s/J. Richard Tompkins             04/26/05
Director                             ----------------------
                                     J. Richard Tompkins

President and Director               /s/Dennis G. Sullivan              04/26/05
                                     ---------------------
                                     Dennis G. Sullivan

Vice President,                      /s/A. Bruce O'Connor               04/26/05
Chief Financial Officer and          --------------------
Principal Accounting Officer         A. Bruce O'Connor


Director                             /s/Annette Catino                  04/26/05
                                     -----------------
                                     Annette Catino

Director                             /s/John C. Cutting                 04/26/05
                                     ------------------
                                     John C. Cutting

Director                             /s/John R. Middleton               04/26/05
                                     --------------------
                                     John R. Middleton

Director                             /s/John P. Mulkerin               04/26/05
                                     -------------------
                                     John P. Mulkerin

Director                             /s/Walter G. Reinhard             04/26/05
                                     ---------------------
                                     Walter G. Reinhard

Director                             /s/Jeffries Shein                  04/26/05
                                     -----------------
                                     Jeffries Shein